------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Tontine Financial Partners, L.P.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

237 Park Avenue, 9th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                              New York               10017
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                     12/05/02
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

                     N/A
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                     Kankakee Bancorp, Inc. (KNK)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title Below)           [X]  Other (Specify below)

See response (1) below.
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                     N/A
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          114,600                     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
             the form displays a currently valid OMB control number.
                            (Print or Type Responses)


                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
No derivative
securities are
beneficially owned
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1)  Pursuant to a Standstill and Voting Agreement, dated December 5, 2002, among the Reporting Person, Tontine Management, L.L.C.,
Jeffrey L. Gendell (collectively, "Tontine") and the Issuer, the Board of Directors of the Issuer increased the number of directors from seven to eight members and a nominee appointed by Tontine filled the vacancy created by such increase.  Therefore, under a
"deputization" theory, Tontine may be deemed to be an "insider" of the Issuer for purposes of Section 16(a) under the Securities Act of 1934, as amended, since its nominee serves as a director of the Issuer.


TONTINE FINANCIAL PARTNERS, L.P.
By:  Tontine Management, L.L.C.,
      General Partner

/s/ Jeffrey L. Gendell                                     December 16, 2002
---------------------------------------------            -----------------------
By:  Jeffrey L. Gendell                                           Date
Title:  Managing Member
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
             the form displays a currently valid OMB control number.
                            (Print or Type Responses)


                                                                          Page 2
                                                                 SEC 1473 (3-99)

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Tontine Management, L.L.C.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

237 Park Avenue, 9th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                              New York               10017
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                     12/05/02
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

                     N/A
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                     Kankakee Bancorp, Inc. (KNK)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title Below)           [X]  Other (Specify below)

See response (1) below.
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                     N/A
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          114,600                     I                    See response (2) below.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
             the form displays a currently valid OMB control number.
                            (Print or Type Responses)


                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
No derivative
securities are
beneficially owned
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1)  Pursuant to a Standstill and Voting Agreement, dated December 5, 2002, among the Reporting Person, Tontine Financial Partners,
L.P., Jeffrey L. Gendell (collectively, "Tontine") and the Issuer, the Board of Directors of the Issuer increased the number of directors from seven to eight members and a nominee appointed by Tontine filled the vacancy created by such increase.  Therefore, under a "deputization" theory, Tontine may be deemed to be an "insider" of the Issuer for purposes of Section 16(a) under the
Securities Act of 1934, as amended, since its nominee serves as a director of the Issuer.

(2)  Such shares are owned by Tontine Financial Partners, L.P. ("TFP"), a Delaware limited partnership of which the Reporting Person is the general partner.  The entire amount of the Issuer's securities held by TFP is reported herein.  The Reporting Person disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities
Exchange Act of 1934, as amended, except as to securities representing the Reporting Person's pro rata interest in, and interest in the profits of, TFP.


TONTINE MANAGEMENT, L.L.C.


/s/ Jeffrey L. Gendell                                     December 16, 2002
---------------------------------------------            -----------------------
By:  Jeffrey L. Gendell                                           Date
Title:  Managing Member
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
             the form displays a currently valid OMB control number.
                            (Print or Type Responses)


                                                                          Page 2
                                                                 SEC 1473 (3-99)

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Gendell                             Jeffrey                 L.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

237 Park Avenue, 9th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                              New York               10017
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                     12/05/02
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

                     N/A
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                     Kankakee Bancorp, Inc. (KNK)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title Below)           [X]  Other (Specify below)

See response (1) below.
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                     N/A
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          114,600                     I                    See response (2) below.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
             the form displays a currently valid OMB control number.
                            (Print or Type Responses)


                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
No derivative
securities are
beneficially owned
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1)  Pursuant to a Standstill and Voting Agreement, dated December 5, 2002, among the Reporting Person, Tontine Management, L.L.C.,
Tontine Financial Partners, L.P. (collectively, "Tontine") and the Issuer, the Board of Directors of the Issuer increased the number of directors from seven to eight members and a nominee appointed by Tontine filled the vacancy created by such increase.  Therefore, under a "deputization" theory, Tontine may be deemed to be an "insider" of the Issuer for purposes of Section 16(a) under the
Securities Act of 1934, as amended, since its nominee serves as a director of the Issuer.

(2)  Such shares are owned by Tontine Financial Partners, L.P. ("TFP"), a Delaware limited partnership of which Tontine
Management, L.L.C. ("TM"), a Delaware limited liability company, is the general partner.  The entire amount of the Issuer's securities held by TFP is reported herein.  TM disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, except as to securities representing TM's pro rata interest in, and interest in the profits of, TFP.  The Reporting Person is the managing member of TM, and disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities Exchange Act, as amended, except as to securities representing the Reporting Person's pro rata interest in, and interest in the profits of, TM.



/s/ Jeffrey L. Gendell                                     December 16, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
             the form displays a currently valid OMB control number.
                            (Print or Type Responses)

                                                                          Page 2
                                                                 SEC 1473 (3-99)